Exhibit 10.42

EXECUTION COPY

EMPLOYMENT AGREEMENT

AGREEMENT, dated as of January 31, 2005 (this “Agreement”), by and between Accuride Corporation (the “Company”) and Andrew M. Weller (the “Executive”).

WHEREAS, the Executive is currently employed by Transportation Technologies Industries, Inc. (“TTI”) pursuant to the terms of an Employment Agreement dated August 2, 2004 (the “TTI Agreement”);

WHEREAS, the Company and TTI are parties to a merger agreement pursuant to which TTI will become a subsidiary of the Company (the “Acquisition”); and

WHEREAS, the Company desires to employ the Executive as Executive Vice President/TTI Operations & Integration under the terms and conditions specified herein, and the Executive desires to be so employed by the Company.

NOW, THEREFORE, in consideration of the mutual promises and conditions set forth herein, the parties hereto agree as follows:

1.                                       Term.  This Agreement shall be effective as of the closing date of the Acquisition (the “Effective Date”) and shall replace the TTI Agreement, which shall simultaneously terminate on the Effective Date.  The initial term of this Agreement will begin on the Effective Date and except as otherwise provided in Section 5 below, end on the first anniversary of the Effective Date (the “Term”).  If the Effective Date does not occur, this Agreement shall be void and have no effect.

2.                                       Duties and Authority.  During the Term, Executive agrees to serve the Company, and the Company agrees to employ Executive, as Executive Vice President/TTI Operations & Integration which position’s duties and responsibilities consist of (a) directly overseeing and pursuing the effective operation of the following subsidiaries and divisions of TTI: Fabco, Bostrom, Imperial and Brillion Farm Products, with the goal of meeting or exceeding the 2005 business plan and budget of each such subsidiary or division, (b) aggressively driving integration initiatives of TTI and the Company in sales, marketing, finance, controls, planning and forecasting as well as any other synergy objectives as may be identified, (c) leading the sale process for any TTI subsidiaries or divisions to be divested and (d) serving on the Company’s Executive Committee.  The Executive shall report directly to the Chief Executive Officer (“CEO”) of the Company.  During the Term the Company will nominate and recommend the Executive for election to the Company’s Board of Directors.  The Executive agrees to devote substantially all of his business time and energies to the business of the Company and to perform faithfully, diligently and competently his duties hereunder.  Subject to the restrictions in Sections 7 and 8 below, the Executive shall be permitted to serve on such boards and perform such charitable activities, as he desires, provided that the Executive’s performance of such activities does not interfere with the Executive’s performance of his duties hereunder.

3.                                       Location.  Except for travel associated with the performance of his duties, Executive may continue to perform his duties at his current location with TTI and will not be required to move to Evansville, Indiana to the Company’s headquarters.

4.                                       Compensation and Benefits.  In full consideration for all services rendered by Executive in all capacities during the Term, the Company shall provide and the Executive will receive the following compensation and benefits:

(a)                                  Base Salary.  During the Term Executive shall receive a base salary of $550,000 (the “Base Salary”) payable in accordance with the customary payroll practices of the Company.   Following the end of the Term, Executive and the Company shall agree upon a mutually acceptable Base Salary.

(b)                                 Bonus Potential. Executive shall be eligible to participate in the Company’s Annual Incentive Compensation Plan Guidelines (“AICP”) at a Class 1 level (Payout at Threshold of 23% of Base Salary, payout at Target of 75% of Base Salary and payout maximum of 135% of Based Salary).

(c)                                  Stock Options.  Executive shall be granted options to purchase the Company’s common stock at a level and on terms consistent with other Executive Vice Presidents of the Company.  Options when granted shall have an exercise price equal to the fair market value of the Company’s stock on the date of grant as determined by the Company’s Board of Directors in a manner consistent with the Company’s stock option plan.  One half of such options shall vest over a period of four years beginning on the first anniversary of the date of grant and one half shall vest based on performance target with such performance targets to be based on annual goals to be mutually determined by Executive and the CEO.

(d)                                 Employee Benefits.

(i)                                     General.  Except as provided in 4(d)(v) and the executive life insurance program, the Executive shall be eligible to participate in all employee retirement and welfare benefit plans now or hereafter maintained by or on behalf of the Company for Tier I level executives of the Company, including qualified or nonqualified retirement, medical, life, and disability plans according to their terms, and recognizing Executive’s service with TTI as service with the Company for this purpose.

(ii)                                  Executive Health Program.  Executive will be eligible to participate in the Company’s Mayo Clinic Executive Health Program in accordance with its plan design.

(iii)                               Financial and Estate Planning.  Executive will be eligible for the Company’s financial planning program stipend of $12,000 per year, plus a gross up payment from the Company for any taxes incurred by Executive as a result of such payment.

(iv)                              Life Insurance.  During the Term, the Company will pay directly or will reimburse Executive for the premiums on his $1,300,000 life insurance policy (with a premium cost of $33,466 in 2004), at a level consistent with the levels in effect in 2004.

(v)                                 Retirement Allowance.  In the event Executive’s employment extends beyond the end of the Term, Executive shall be eligible to participate in the Company’s Executive Retirement Allowance program, which is a non-qualified excess retirement plan.

(vi)                              Perquisites.  During the Term Executive shall be entitled to participate in or receive such additional perquisites as other Tier I executives of the Company including paid vacation and excess personal liability insurance.

5.                                       Termination of the Executive’s Employment.

(a)                                  Death.  Executive’s employment shall terminate immediately upon his death.

(b)                                 Disability.  Executive’s employment shall terminate upon his “Disability.”  For purposes of this Agreement, “Disability” means a determination by a physician selected by the Company that as a result of incapacity due to mental or physical illness the Executive has been unable to perform the essential functions of his job with or without reasonable accommodation for a period in excess of 180 days in any one-year period.

(c)                                  By the Company.  The Company may terminate the Executive’s employment in its sole discretion at any time during the Term, with or without Cause subject only to Section 6.  For purposes of this Agreement “Cause” means:

(i)                                     the willful and continued neglect or refusal failure by the Executive to perform his duties and responsibilities, or the willful taking of actions (or willful failures to take actions) that materially impair the Executive’s ability to perform his duties or responsibilities that in each case continues following written notice by the Company (other than any such failure resulting from the Executive’s incapacity due to physical or mental illness); or

(ii)                                  any act by the Executive that constitutes gross negligence or willful misconduct in the performance of his duties hereunder, or the conviction of the Executive for any felony, in each case which is materially and manifestly injurious to the company and which is brought to the attention of the Executive in writing not more than thirty days from the date of its discovery by the Company or its Board of Directors (the “Board”).

 For purposes of this definition of Cause, no act, or failure to act, by Executive shall be deemed “willful” unless done or omitted without good faith or without reasonable belief that the action or omission was in the best interest of the Company. Any act, or failure to act, based upon the direction or instruction of the Board pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be presumed to be done, or omitted to be done, in good faith and in the best interests of the Company absent knowledge by the Executive to the contrary.  Executive shall not be deemed to have been terminated for Cause without an opportunity for the Executive, together with his counsel, after notice of such termination to be heard before the Board and with a reasonable opportunity for Executive to cure the action or inaction specified by the Company, if curable.

If Executive’s employment is terminated for Cause prior to August 2, 2007, the Company shall advance Executive any reasonable legal fees and expenses he may incur in connection with such alleged termination for Cause; provided, however, that if a court of competent jurisdiction determines that the termination for Cause was proper and in accordance with the terms of this Agreement, then Executive will reimburse the Company for all fees and expenses so advanced.

(d)                                 By the Executive.

(i)                                     Executive may terminate his employment with the Company at any time during the Term, with Good Reason.  Executive may terminate his employment with the Company at any time without Good Reason, upon 30 days written notice to the Company.  For purposes of this Agreement, “Good Reason” means:

(A)                              a material breach of this Agreement by the Company, after a written demand for substantial compliance delivered to the Company that specifically identifies the manner in which Executive believes the Company has not substantially complied, and the Company has not remedied the alleged Good Reason within twenty (20) days of such written demand;

(B)                                the requirement that Executive relocate without his consent to a location which is outside the Chicago metropolitan area;

(C)                                the Company’s reduction in Base Salary or any other agreed-upon benefit required to be provided under this Agreement during the Term;

(D)                               a material and adverse reduction in Executive’s duties, title, responsibilities, authority or reporting responsibilities without his prior written consent; or

(E)                                 a failure of any successor (by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to become liable for the performance of this Agreement by assumption pursuant to the terms of this Agreement or by operation of law or otherwise.

(ii)                                  Executive may terminate his employment for any reason during the period December 15, 2005 to January 15, 2006.  Any such termination shall be treated as a termination for Good Reason for purposes of this Agreement and shall be effective immediately upon written notice from the Executive.

6.                                       Compensation and Benefits Upon Termination of Employment.

(a)                                  Vested Retiree Medical Benefits.  If Executive’s employment terminates for any reason (other than a termination by the Company for Cause) then Executive, Executive’s Spouse (as defined below) and his dependents shall be entitled to continue medical and dental insurance benefits under the Company’s medical and dental insurance benefits as in effect from time to time and applicable to Tier I executives of the Company until the later of the death of Executive or the Executive’s Spouse.  The cost of such benefits shall be paid by the Company without any contribution required by Executive.  If the Company offers more than one type of coverage, Executive shall be provided the most comprehensive coverage available, including any right of the Executive, the Executive’s Spouse and dependents to elect their own care providers.  To the extent that Executive or Executive’s Spouse is at any time eligible to elect insurance under the Medicare program or its equivalent, or is provided coverage under another employer’s group health plan the insurance under this Section 6(a) shall be only supplementary or secondary to the extent allowed by law.  For purposes of this Section 6(a), the Executive’s Spouse shall refer to the spouse of the Executive immediately prior to the termination of Executive’s employment with the Company.  This is a vested benefit that will be provided following the Executive’s employment termination for any reason other than termination by the Company for Cause.

(b)                                 Without Cause, Good Reason Termination, Death or Disability.  If prior to August 2, 2007, the Company terminates Executive’s employment without Cause or the Executive terminates his employment due to Good Reason, Death or Disability, all compensation payable to the Executive under Section 4 will cease as of the effective date of such termination (the “Termination Date”), and subject to the effectiveness of a general release of all employment related claims against the Company, the Company will provide the following payments and benefits to Executive:

(i)                                     A lump sum cash payment (less taxes and withholdings) within five (5) days of the Termination Date equal to the product of (A) two multiplied by (B) the sum of (x) Executive’s Base Salary and (y) the greatest of (I) Executive’s target bonus under the AICP, (II) Executive’s target bonus for 2004 at TTI, or (III) the average of the bonus payments Executive received for 2002, 2003, and 2004 from TTI;

(ii)                                  For a period of three years from the Termination Date, the Company at its own cost shall continue Executive’s participation in all medical, life and other “employee welfare benefit plans” (as that term is defined in Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended) in which Executive was entitled to participate immediately prior to his termination, so long as Executive’s continued participation is permitted under the terms and provisions of such plans and programs.  In the event that Executive’s participation in any such plan or program is barred, the Company shall arrange to provide the Executive with benefits substantially similar to those that the Executive would otherwise have been entitled to receive under such plans and programs from which his continued participation is barred.  Following such three-year period, Section 6(a) of this Agreement shall continue to apply;

(iii)                               For a period of three years from the Termination Date, the Company shall at its own cost, continue to provide Executive with the perquisites the Company gave or provided to Executive immediately prior to his termination;

(iv)                              A lump sum cash payment of all earned but unpaid Base Salary through the Termination Date, any earned but unpaid bonus for which the performance measurement period has ended prior to the Termination Date,  any accrued but unused vacation as of the Termination Date, unreimbursed business expenses, amounts payable under any Company benefit plans in accordance with the terms of those plan.   Such cash payment shall be made within five (5) days of the Termination Date;

(v)                                 A lump sum cash payment equal to the pro-rated bonus described in Section 4(b) for 2005 or any other performance measurement period that includes the Termination Date.  Such cash payment shall be made in the normal course following the end of the performance period; and

(vi)                              A mutual release of any claims against Executive by the Company, other than claims based on (A) criminal acts, (B) fraud, or (C) bad faith nondisclosure of material facts relating to the representations and warranties made by TTI the basis of which were based on Executive’s knowledge.

(c)                                  Termination For Cause or Without Good Reason.  If Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason (other than death or Disability), Executive will receive only the amounts payable under Section 6(a) and 6(b)(iv) and the Company shall, thereafter have no further obligations to Executive.

(d)                                 Mitigation and Survival.  The Executive shall not be required to mitigate the amount of any payment provided for in this Section 6 by seeking employment or otherwise, nor except as otherwise specifically provided in Section 6(a) shall the amount of any payment or benefit provided for in this Section 6 be reduced by any compensation earned by the Executive as a result of employment by another employer, by retirement benefits, by offset against any amount claimed to be owed by the Executive to TTI, the Company, or otherwise.  Further, the obligations of the Company to make payments and provide benefits under this Section 6 shall survive the termination of this Agreement.

7.                                       Confidentiality.  Executive acknowledges that as key management he is involved on a high level in the development, implementation and management of the Company’s strategies and plans and as such he has and will acquire confidential information regarding the business of the Company and its subsidiaries and affiliates.  Accordingly, the Executive agrees that, without the prior written consent of the Company, he will not, at any time, disclose to any unauthorized person or otherwise use any such confidential information for any reason other than the Company’s business.  For this purpose, confidential information means non-public information concerning the financial data, business strategies, product development (and proprietary product data), customer lists, marketing plans, operations, industrial relations, acquisitions and other proprietary information concerning the Company and its subsidiaries and affiliates, except for specific items that have become publicly available other than as a result of the Executive’s breach of this Agreement.

8.                                       Competitive Activity.

(a)                                  By virtue of Executive’s unique and sensitive position and special background, employment of Executive by a competitor of the Company represents a serious competitive danger to the Company, and the use of Executive’s knowledge and information about the Company’s business, strategies and plans can and would constitute a valuable competitive advantage over the Company.  Accordingly, during Executive’s employment and for thirty-six (36) months thereafter, Executive agrees and covenants that he will not, without the prior written consent of the Company, directly or indirectly, knowingly engage or knowingly have an interest in (meaning as owner, partner, stockholder, employee, director, officer, agent, consultant or equivalent relationship), with or without compensation, any business in North America in direct competition with any business of the Company which comprised more than ten percent (10%) of the Company’s revenues during any four consecutive complete fiscal quarters during the term of Executive’s employment.  This Section 8(a)  does not prohibit the mere passive ownership of less than five percent (5%) of the outstanding stock of any public corporation as long as Executive is not otherwise in violation of this Section 8.  For purposes of this Section 8(a) and Section 8(b), the term “Company” shall include the company and its subsidiaries and affiliates, including TTI and its subsidiaries and divisions.

(b)                                 During Executive’s employment and for thirty-six (36) months thereafter Executive will not without the prior written consent of the Company, directly or indirectly, on his own behalf or on behalf of any other person or entity:

(i)                                     directly or indirectly, solicit, or otherwise encourage the resignation of any officer, employee, agent, consultant, or independent contractor of the Company without the prior written approval of Company; or

(ii)                                  interfere with or induce any person or entity that is a customer of TTI during the twelve (12) month period prior to the Effective Date to discontinue any business relationship with the Company or to refrain from entering into a business relationship or transaction with the Company.

(c)                                  Additional Payment for Covenant.  Subject to compliance with the covenants contained in Section 8, the Company shall make a lump sum cash payment to the Executive within five (5) days of the Executive’s Termination Date equal to his Base Salary plus target AICP bonus for such year.  Nothing in this Section 8(c) is intended to preclude a portion of the payments under Section 6 from being treated as attributable to a covenant not to compete for purposes of federal tax deductions or application of Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended.   The Company agrees to use the procedures described in Section 9(b) and (c) of this Agreement for purposes of  determining the value of such payment for purposes of federal tax deductions or application of Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended.

(d)                                 Remedy for Breach.  The Executive hereby acknowledges that the provisions of Section 8 are reasonable and necessary for the protection of the Company and its subsidiaries and affiliates.  Executive further acknowledges that the Company and its subsidiaries and affiliates will be irreparably harmed if such covenants are not specifically enforced.  Accordingly, Executive agrees that, in addition to any other relief to which the Company may be entitled, including claims for damages, the Company will be entitled to seek and obtain injunctive relief (without the requirement of any bond) from a court of competent jurisdiction for the purposes of restraining Executive from an actual or threatened breach of such covenants.  In addition, and without limiting the Company’s other remedies, in the event a court of competent jurisdiction issues a non-appealable ruling that the Executive breached any of the covenants contained in Section 8, the Company will have no obligation to pay or provide any further amounts under Section 6 of this Agreement and the Executive shall repay the Company for all amounts paid under Section 8(c), which shall offset any monetary damages.

(e)                                  Restrictive Modification.  If any of the rights or restrictions contained herein shall be deemed to be unenforceable by reason of the extent, duration or geographical scope of such rights or restrictions, the parties hereby agree that a court of competent jurisdiction shall reduce such extent, duration and geographical scope and enforce such right or restriction in its reduced form for all purposes in the manner contemplated hereby; provided that such extent, duration and geographical scope shall only be reduced to the extent necessary in order to make such right or restriction enforceable.

9.                                       Treatment of Parachute Payments.

(a)                                  Notwithstanding any other provisions of this Agreement, and except as set forth below, in the event that any payment or benefit received or to be received by Executive in connection with the Acquisition, or other Change in Control of the Company or termination of Executive’s employment (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company or any subsidiary of the Company (all such payments and benefits  being herein after called “Total Payments”) is determined to be an “excess parachute payment” pursuant to Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) or any successor or substitute provision of the Code, with the effect that Executive is liable for the payment of an excise tax described in Code Section 49999 or any successor or substitute provision of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Code Section 280G in such other plan, arrangement or agreement, the cash payments provided in Section 6(b) of this Agreement shall first be reduced, and the noncash payments and benefits shall thereafter be reduced to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax; provided, however, that Executive may elect (at anytime prior to the payment of any Total Payment under this Agreement) to have the noncash payments and benefits reduced (or eliminated) prior to any reduction of the cash payments under this Agreement.  Notwithstanding the foregoing, payments or benefits under this Agreement will not be reduced unless: (i) the net amount of the Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments) is greater than (ii) the difference of (A) the net amount of such Total Payments, without reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments), minus (B) the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments.

(b)                                 All determination required to be made under this Section 9 and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm selected by the Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive not later than 5 days prior to the Executive’s termination date or the Change in Control, whichever is earlier.  The Company shall pay all fees and expenses of the Accounting Firm.  For purposes of the computations required by this Section 9, to the extent not otherwise specified here, reasonable assumptions and approximations may be made with respect to applicable taxes and reasonable, good faith interpretations of the Code may be relied upon and Executive shall be deemed to pay federal, state and local income and payroll taxes at the highest marginal rate of taxation. Additionally, such calculations shall not include any amounts which are exempt from Section 280G by reason of Section 280G(b)(5).  The Company shall engage a third party valuation firm to determine the value of  the covenant under Section 8 and the Accounting Firm in performing its calculations shall rely on such valuation to determine whether the payment in Section 8(c) is reasonable compensation for compliance with Section 8 of this Agreement.  Any determination by the Accounting Firm shall be binding upon the Company and Executive, except as provided in Section 9(c).

(c)                                  As a result in the uncertainty in the application of Code Sections 280G and 4999 at the time of the initial determination of the Accounting Firm hereunder, it is possible that the Internal Revenue Service or other agency will claim that an Excise Tax, or a greater Excise Tax, is due.  If Executive is required to make a payment of any such Excise Tax, the Company will promptly pay Executive an additional amount equal to the amount, or greater amount, of Excise Tax the Executive is required to pay (plus a gross up payment for an income taxes, interest, penalties or additional Excise Tax payable by Executive with respect to such Excise Tax or additional payment), as determined by the Accounting Firm.  Executive will notify the Company in writing of any claim by the IRS or other agency that, if successful, would require payment by the Company of the additional payments under this Section 9(c).  Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total Payments.  The Company shall pay all fees and expenses of Executive relating to a claim by the IRS or other agency.

(d)                                 For purposes of this Agreement, the term “Change in Control” shall mean and include (i) any sale, merger, consolidation, tender offer or similar acquisition of shares or other transaction or series of related transactions as a result of which at least a majority of the voting power of the Company is not held, directly or indirectly, by the persons or entities who held the Company’s securities with voting power before such transactions or (ii) a sale or other disposition of all or a substantial part of the Company’s assets, whether in one transaction or a series of related transactions; provided that, in the event of a transaction under either clause (i) or clause (ii) above, Kohlberg Kravis Roberts & Co. (“KKR”) has liquidated at least 50% of its equity investment, as valued as of the date of the Change in Control, in the Company for cash consideration.

10.                                 Miscellaneous.

(a)                                  Survival.  The obligations of the Company in Sections 5, 6, 8 and 9 and the obligations of the Executive in Sections 7 and 8 will survive the termination of this Agreement.

(b)                                 Notice.  Any notice, consent or other communication made or given in connection with this Agreement shall be in writing and will be deemed to have been duly given when delivered or five (5) business days after mailed by United States registered or certified mail, return receipt requested, to the parties at the addresses set forth below.

To Executive:

Andrew M. Weller

659 Lincoln Avenue

Winnetka, Illinois 60093

with a copy to:

Winston & Strawn LLP
35 West Wacker Drive
Chicago, IL 60601
Attn:  Robert F. Wall

To Company:

Accuride Corporation

7140 Office Circle

Evansville, IN  47715

with a copy to:

Peter Kerman

Latham & Watkins

135 Commonwealth Drive

Menlo Park, California 94025

(c)                                  Entire Agreement.  This Agreement and any other instrument making reference to this paragraph supersede any and all existing agreements between the Executive and the Company or any of its subsidiaries or affiliates relating to the terms of the Executive’s employment, including but not limited to the Current Agreement, which upon the Effective Date of this Agreement shall be terminated and cancelled.

(d)                                 Amendments and Waivers.  No provisions of this Agreement may be amended, modified, waived or discharged except as agreed to in writing by the Executive and the Company.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion will not be considered a waiver thereof or deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.

(e)                                  Successors.  Neither this Agreement nor any of the rights of the parties hereunder may be assigned by either party hereto except that the Company may assign its rights and obligations hereunder to a corporation or other entity that acquires substantially all of its assets, provided that such assignee executes and delivers to the Executive an agreement undertaking to assume the obligations of the Company under this Agreement.  Any assignment or transfer of this Agreement in violation of the foregoing provisions will be void.  This Agreement shall be binding upon and inure to the benefit of the Executive and the Company and its successors and permitted assigns.

(f)                                    Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and/or to be performed in that State, without regard to any choice of law provisions thereof.

(g)                                 Withholdings.  The Company shall withhold from any benefit provided or payment due hereunder the amount of withholding taxes due any federal, state, or local authority in respect of such benefit or payment and to take such other action as may be necessary in the opinion of the Company to satisfy all obligations for the payment of such withholding taxes.

(h)                                 Severability.  If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement will remain in effect, and if such provision is inapplicable to any person or circumstance, it will nevertheless remain applicable to all other persons and circumstances.

(i)                                     Indemnification.  With respect to performance of services for the Company and TTI after the Effective Time, the Executive shall be entitled to such indemnification under the terms of the Company’s Bylaws, Articles of Incorporation or other policies, including coverage under any directors’ and officers’ liability insurance maintained by the Company, as in effect from time to time, to the same extent as other current or former officers of the Company.

(j)                                     Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

[Signature Page Follows]

EXECUTION COPY

IN WITNESS WHEREOF, the Executive has hereto set his hand and the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

ANDREW M. WELLER

/s/ Andrew Weller

ACCURIDE CORPORATION

By:	/s/ Terrence J. Keating
Name: Terrence J. Keating
Title: President and Chief Executive Officer

[Signature Page to Weller Employment Agreement]